Exhibit 99.1
News Release
Contact Information:
Steven Moore
408-200-9221
smoore@pixelworks.com
Pixelworks Completes Additional Bond Repurchase
PORTLAND, Ore., February 23, 2009 — Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of powerful video and pixel processing technology, announced today that it has taken steps to further strengthen its financial position with the repurchase of outstanding bonds.
     On February 20, 2009, the Company repurchased approximately $27 million principal amount of its outstanding 1.75% convertible subordinated debentures at a purchase price of 65.5 percent of face value. This follows repurchases of approximately $79.4 million of Pixelworks’ outstanding debentures in 2008. Pixelworks’ bond repurchases to date have reduced the Company’s long-term debt from $140.0 million at the beginning of 2008 to approximately $33.5 million.
About Pixelworks, Inc.
     Pixelworks, headquartered in Portland, Oregon, is an innovative designer, developer and marketer of video and pixel processing technology semiconductors and software for high-end digital video applications. At design centers in Shanghai and San Jose, Pixelworks engineers push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
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